Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BETWEEN

GREENHUNTER MESQUITE LAKE, LLC,

A DELAWARE LIMITED LIABILITY COMPANY (“SELLER”)

AND

ML ENERGY PARK, LLC,

A CALIFORNIA LIMITED LIABILITY COMPANY (“PURCHASER”)

February 19, 2014

TERM SHEET

PURCHASER:	ML Energy Park, LLC, a California limited liability company

PURCHASER NOTICE ADDRESS:	Ms. Barbara Teets, Manager Tehachapi, LLC (Member) 1672 Main St., #E-364 Ramona, California 92065 Telephone: (760) 789-2215 E-Mail: barbara@wrbmanagement.com

With a copy to	Mr. Rodney Williams 3505 W. Highway 111 Imperial, California 92251 Telephone: ( ) Fax: ( ) E-Mail: rlwprao@hotmail.com

SELLER: SELLER NOTICE ADDRESS:

GreenHunter Mesquite Lake, LLC,

a Delaware limited liability company

c/o GreenHunter Resources, Inc.

Attention: Morgan F. Johnston, Esq.

1048 Texan Trail

Grapevine, Texas 76051

Phone: (469) 293-2641

Fax: (972) 410-1044

E-Mail: mjohnston@greenhunterresources.com

With a copy to:	Edward C. Muns, Esq. The Muns Law Firm, APC 2241 Kettner Boulevard, Suite 200 San Diego, California 92101-1769 Phone: (619) 699-0700 Fax: (619) 699-0705 E-Mail: edmuns@munslaw.com

TITLE COMPANY: TITLE AGENT NOTICE: ADDRESS:	Stewart Title of California, Inc. Attention: Frank Green Phone: (619) 398-8035 Fax: (619) 615-2389 E-Mail: fgreen@stewart.com

ESCROW COMPANY: ESCROW NOTICE ADDRESS:	Stewart Title of California, Inc. Attention: Carla Burchard 5740 Fleet Street #100 Carlsbad, California 92008 Phone: (760) 448-1622 Fax: (619) 923-2921 E-Mail: cburchard@stewart.com

PROPERTY:	Mesquite Lake Resource Recovery Facility (and related real property) 3559 West Highway 111 Brawley, California 92251

PURCHASE PRICE:	$2,000,000

EFFECTIVE DATE:	February 19, 2014

CLOSING DATE:	March 15, 2015

INSPECTION EXPIRATION DATE:	February 19, 2014

EXHIBITS:

Exhibit 1.1.1 Legal Description

Exhibit 1.1.3 Inventory of Personal Property

Exhibit 9.2.1 Form of Grant Deed

Exhibit 9.2.2 Form of Bill of Sale

Exhibit 9.2.4 Assignment and Assumption of Contracts

Exhibit 9.2.5 Form of FIRPTA Affidavit

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”), dated as of February 19, 2014 (the “Effective Date”), is made by and between GreenHunter Mesquite Lake, LLC, a Delaware limited liability company (“Seller”), and ML Energy Park, LLC, a California limited liability company (“Purchaser”).

R E C I T A L S:

Seller desires to sell certain improved real property commonly known as Mesquite Lake Resource Recovery Plant, 3559 West Highway 111, Brawley, California 92251, Assessor’s Parcel No. 040-370-011-000, along with certain related personal and intangible property, and Purchaser desires to purchase such real, personal and intangible property.

NOW, THEREFORE, in consideration of the foregoing, of the covenants, promises and undertakings set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1. THE PROPERTY.

1.1 Description.

Subject to the terms and conditions of this Agreement, and for the consideration herein set forth, Seller agrees to sell and transfer, and Purchaser agrees to purchase and acquire, all of Seller’s right, title and interest in and to the following (collectively, the “Property”):

1.1.1 Certain land (the “Land”) located in Imperial County, California, and more specifically described in Exhibit 1.1.1 attached hereto together with any interest of Seller in and to roadways adjacent to the Land.

1.1.2 The buildings, parking areas, improvements, and fixtures now situated on the Land (the “Improvements”).

1.1.3 All furniture, personal property, machinery, apparatus, materials, appliances and equipment owned by Seller and currently used in the operation, repair and maintenance of the Land and Improvements and situated thereon (collectively, the “Personal Property”), including that which is described on Exhibit 1.1.3 attached hereto. The Personal Property to be conveyed is subject to depletions, replacements and additions in the ordinary course of Seller’s business.

1.1.4 All easements, rights of way, appurtenances, oil, gas and mineral rights, water rights, airspace rights and development rights belonging to or inuring to the benefit of Seller and pertaining to the Land, if any.

1.1.5 Subject to Section 3.3, all contracts and agreements relating to the operation or maintenance of the Land, Improvements or Personal Property to the extent described in Exhibit 1.1.6 attached hereto, the terms of which extend beyond midnight of the day preceding the Closing Date (as hereinafter defined). Seller is not aware of any such agreements. The permit issued by the Imperial County Air Pollution Control District (“APCD”) is due for renewal. Purchaser, at its sole expense may, if it so desires, arrange and pay for the renewal of the permit and, if the sale is completed, the cost of such renewal permit shall be credited to Purchaser as a part of the Purchase Price. If the sale is not completed Purchaser shall not receive any reimbursement of such costs.

1.1.6 Any trademarks associated with the Property and the right to use the name “Mesquite Lake Resource Recovery Facility.”

1.1.7 All other items of intangible personal property relating solely to the Property (collectively, the “Intangible Property”) as contained in the electronic data room set-up by Seller, access to which has been granted to Purchaser.

1.2 “As-Is” Purchase.

Subject to the express representations and warranties of Seller set forth in this Agreement and in the documents executed and delivered by Seller in accordance with this Agreement, the Property is being sold in an “AS IS, WHERE IS” condition and “WITH ALL FAULTS” as of the date of this Agreement and of Closing. Except as expressly set forth in this Agreement and in the documents executed and delivered by Seller in accordance with this Agreement, no representations or warranties have been made or are made and no responsibility has been or is assumed by Seller or by any partner, member, officer, person, firm, agent, attorney or representative acting or purporting to act on behalf of Seller as to (i) the condition or state of repair of the Property; (ii) the compliance or non-compliance of the Property with any applicable laws, regulations or ordinances (including, without limitation, any applicable zoning, building or development codes); (iii) the value, expense of operation, or income potential of the Property; (iv) any other fact or condition which has or might affect the Property or the condition, state of repair, compliance, value, expense of operation or income potential of the Property or any portion thereof; or (v) whether the Property contains asbestos or harmful or toxic substances or pertaining to the extent, location or nature of same. The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives are merged in this Agreement and the Exhibits hereto annexed, which alone fully and completely express their agreement, and that this Agreement has been entered into after full investigation, or with the parties satisfied with the opportunity afforded for full investigation, neither party relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Agreement or the Exhibits annexed hereto.

Effective as of the Closing Date, Purchaser waives its right to recover from, and forever releases and discharges Seller, Seller’s affiliates, Seller’s investment advisor and manager, the partners, members, trustees, shareholders, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors and personal representatives (collectively, the “Releasees”) from any and all demands, claims (including, without limitation, causes of action in tort), legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, “Claims”), that may arise on account of or in any way be connected with the Property, the physical condition thereof, or any law or regulation applicable thereto (including, without limitation, claims under the Comprehensive Environmental Response, Compensation and

Liability Act of 1980, as amended (42 U.S.C. Section 6901, et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (49 U.S.C. Section 1801, et seq.), the Hazardous Transportation Act (42 U.S.C. Section 6901, et seq.), and the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.), except and to the extent a Claim arises by reason of a breach by Seller of any representation or warranty of Seller expressly set forth in this Agreement or in the documents executed and delivered by Seller in accordance with this Agreement. Without limiting the foregoing, Purchaser, upon closing, shall be deemed to have waived, relinquished and released Seller and all other Releasees from any and all Claims, matters arising out of latent or patent defects or physical conditions, violations of applicable laws (including, without limitation, any environmental laws) and any and all other acts, omissions, events, circumstances or matters affecting the Property, except and to the extent a Claim arises by reason of a breach by Seller of any representation or warranty of Seller expressly set forth in this Agreement and in the documents executed and delivered by Seller in accordance with this Agreement. As part of the provisions of this Section 1.2, but not as a limitation thereon, Purchaser hereby agrees, represents and warrants that the matters released herein are not limited to matters which are known or disclosed, and Purchaser hereby waives any and all rights and benefits which it now has, or in the future may have conferred upon it, by virtue of the provisions of federal, state or local law, rules and regulations, except to the extent otherwise expressly provided in this Agreement.

Notwithstanding anything to the contrary contained in this Section 1.2, the foregoing release and waiver shall not apply to:

(a) any claims arising from any of the agreements or covenants of Seller in this Agreement or in any agreement delivered by Seller to Purchaser at Closing in accordance with the terms of this Agreement, or

(b) the right of Purchaser to join Seller in an action brought by a third party against Purchaser as a result of third party claims asserted against Purchaser with respect to actions or occurrences arising under contracts to which Seller is a party and alleging acts or omissions of Seller during the period of Seller’s ownership of the Property or under tort actions for actions and occurrences during the period of Seller’s ownership of the Property, or

(c) any claims arising from Seller’s fraud or intentional misrepresentation.

1.3 Agreement to Convey. Seller agrees to convey, and Purchaser agrees to accept, title to the Land and Improvements by Grant Deed subject only to the Permitted Exceptions described in Section 3.4 and title to the Personal Property, by Bill of Sale, without warranty as to the condition of such Personal Property.

2. PRICE AND PAYMENT.

2.1 Purchase Price.

The purchase price for the Property (the “Purchase Price”) is TWO MILLION DOLLARS ($2,000,000).

2.2 Payment.

Payment of the Purchase Price is to be made as follows:

2.2.1 Buyer acknowledges that Purchaser has delivered directly to Seller the sum of TWENTY-FIVE THOUSAND DOLLARS ($25,000) as a non-refundable earnest money deposit, fully earned by Seller at the time the Letter of Intent related to this Agreement was executed by the parties. Under no circumstances is Purchaser entitled to a return of the TWENTY-FIVE THOUSAND DOLLAR ($25,000) initial payment; however, in the event the purchase and sale is consummated, the TWENTY-FIVE THOUSAND DOLLARS ($25,000) shall be credited against the Purchase Price.

2.2.2 Not later than February 20, 2014, Purchaser shall deliver by wire transfer the sum of FIFTY THOUSAND DOLLARS ($50,000) (the “Earnest Money Deposit”) to The Muns Law Firm, APC Client Trust Account (“TMLF”). In the event Purchaser fails to timely deliver the Earnest Money Deposit, this Agreement shall immediately terminate and all rights and obligations of the parties hereunder shall terminate. The Earnest Money Deposit and any the additional Deposits (as described in Section 2.2.3 below), shall be collectively referenced herein as the “Deposit.” The Earnest Money Deposit shall be released by The Muns Law Firm, APC to Seller when it receives a signed copy of this Purchase and Sale Agreement from Seller.

2.2.3 Commencing March 15, 2014 and continuing on the 15th day of each successive month through February 15, 2015, Purchaser shall deliver immediately available funds in the amount of FIFTY THOUSAND DOLLARS ($50,000) as Additional Deposits (a total of 12) to Stewart Title of California, Inc., Attention: Carla Burchard, 5740 Fleet Street, #100, Carlsbad, California 92008 (“Escrow Agent”). In the event Purchaser fails to timely deliver any of the twelve (12) Additional Deposits, this Agreement shall terminate and all rights and obligations of the parties hereunder shall terminate.

2.2.4 All Deposits are non-refundable. Each Additional Deposit shall be released to Seller by Escrow Agent upon receipt of such Additional Deposit.

2.2.5 The Purchase Price, reduced by the initial TWENTY-FIVE THOUSAND DOLLAR ($25,000) payment, the APCD Permit Renewal payment, if made by Purchaser as provided in Section 1.1.5 above, and the Deposit, shall be deposited in cash into escrow with Escrow Agent on or prior to the Closing Date (as hereinafter defined) to be disbursed to Seller on the Closing Date subject to prorations and adjustments as provided herein and any withholding required by State or Federal taxation law.

2.3 Closing. Provided that all of the conditions set forth in this Agreement are theretofore fully satisfied or performed, the consummation of the purchase and sale of the Property as described in this Agreement (the “Closing”) shall be on March 15, 2015(the “Closing Date”). Purchaser may at its sole discretion advance the Closing Date by notice to Seller and Escrow, accompanied by the funds described in Section 2.2.5 above. The Closing will take place at the offices of the Escrow Agent. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct the Escrow Agent pursuant to escrow instructions consistent with this Agreement to immediately record, if appropriate, and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.

3. INSPECTIONS AND APPROVALS.

3.1 Inspections.

3.1.1 Commencing on the Effective Date and continuing through the Closing Date or earlier termination of this Agreement, Seller agrees to allow Purchaser and Purchaser’s engineers, architects, employees, agents, lenders, consultants, contractors, attorneys and representatives (“Purchaser’s Agents”) reasonable access, during normal business hours, to the Property and to the records maintained by Seller. Such access shall be solely for the purposes of (i) reviewing contracts and any records relating thereto; and (ii) inspecting the physical condition of the Property and conducting non-intrusive physical or environmental inspections of the Property. Purchaser shall not conduct or allow any physically intrusive testing of, on or under the Property, without first obtaining Seller’s written consent, which shall not be unreasonably withheld, conditioned or delayed, as to the timing and scope of work to be performed.

3.1.2 Purchaser agrees that, in making any physical or environmental inspections of the Property, Purchaser shall carry not less than One Million and no/100 Dollars ($1,000,000.00) comprehensive general liability insurance per occurrence (and Five Million and no/100 Dollars ($5,000,000.00) in the aggregate), insuring all activity and conduct of Purchaser while exercising such right of access and naming Seller as additional insureds. Purchaser represents and warrants that it carries not less than One Million and no/100 Dollars ($1,000,000.00) commercial general liability insurance per occurrence (and Five Million and no/100 Dollars ($5,000,000.00) in the aggregate), with contractual liability endorsement, which insures Purchaser’s indemnity obligations hereunder, and will provide Seller with written evidence of same prior to entry on the Property.

3.1.3 Purchaser agrees that in exercising its right of access hereunder, Purchaser will use and will cause Purchaser’s Agents to use their best efforts not to unreasonably interfere with the activity of any persons occupying or providing service at the Property. Purchaser shall, at least one (1) business day prior to inspection, give Seller written notice of its intention to conduct any inspections, so that Seller shall have an opportunity to have a representative present during any such inspection, and Seller expressly reserves the right to have such a representative present. Purchaser agrees to cooperate with any reasonable request by Seller in connection with the timing of any such inspection.

3.1.4 Unless Seller specifically and expressly otherwise agrees in writing, Purchaser agrees that prior to the Closing (a) the results of all inspections, analyses, studies and similar reports relating to the Property prepared by or for Purchaser utilizing any information acquired in whole or in part through the exercise of Purchaser’s inspection rights, and (b) all information (the “Property Information”) regarding the Property of whatsoever nature made available to Purchaser by Seller or Seller’s agents or representatives is confidential and shall not be disclosed to any other person except (i) any Purchaser’s Agents and any “Affiliate” (as defined below) of Purchaser and then only to the extent necessary to complete the transaction contemplated herein, and (ii) for such disclosure as may be required to comply with applicable law. Purchaser agrees not to use or allow to be used any such information for any purpose other than to determine whether to proceed with the contemplated purchase, or if same is consummated, in connection with the operation of the Property post-Closing.

3.1.5 Purchaser shall, at its sole cost and expense, promptly restore any physical damage or alteration of the physical condition of the Property which results from any inspections conducted by or on behalf of Purchaser to the same or similar condition as existed at the time of Purchaser’s inspection. All inspections shall be conducted at Purchaser’s sole cost and expense and in strict accordance with all requirements of applicable law.

3.1.6 Except as specifically set forth in this Agreement, Seller makes no representations or warranties as to the truth, accuracy, completeness, methodology of preparation or otherwise concerning any engineering or environmental reports or any other materials, data or other information supplied to Purchaser in connection with Purchaser’s inspection of the Property (e.g., that such materials are complete, accurate or the final version thereof, or that such materials are all of such materials as are in Seller’s possession). It is the parties’ express understanding and agreement that any materials which Purchaser is allowed to review are provided only for Purchaser’s convenience, and, except as expressly provided in this Agreement and in the documents executed and delivered by Seller in accordance with this Agreement, Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller.

3.1.7 Purchaser agrees (which agreement shall survive Closing or termination of this Agreement) to indemnify, defend, and hold Seller, free and harmless from any loss, injury, damage, claim, lien, cost or expense, including attorneys’ fees and costs, arising out of a breach of the foregoing agreements by Purchaser in connection with the inspection of the Property, or otherwise from the exercise by Purchaser or Purchaser’s agents of the right of access under this Section 3.1 (collectively, “Purchaser’s Indemnity Obligations”), provided, however, that Purchaser’s Indemnity Obligations shall not apply to any loss, injury, damage, claim, lien, cost or expense arising out of or relating to the mere discovery of existing conditions on the Property or any acts of Seller. This Section 3.1.7 shall survive Closing or the termination of this Agreement.

3.1.8 Purchaser shall keep the Property free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Purchaser or Purchaser’s Agents with respect to any inspection or testing of the Property. If any such lien at any time shall be filed, Purchaser shall cause the same to be discharged of record within twenty (20) days after receipt of written notice thereof from Seller, but in no event later than the date of Closing (however, Purchaser shall be entitled to elect to close subject to such lien), by satisfying the same or, if Purchaser, in its discretion and in good faith determines that such lien should be contested, by recording a bond in amount and form required by applicable law to remove the lien from the Property or providing Seller with other security reasonably acceptable to Seller which under applicable law removes the lien from the Property.

3.1.9 Purchaser understands that any financial statements and data which may be made available by Seller to Purchaser, may be unaudited financial statements and data not prepared or reviewed by independent public accountants, and that, except as expressly provided in this Agreement, Seller makes no representation or warranty as to the accuracy or completeness thereof.

3.2 Title and Survey.

Seller shall obtain and deliver to Purchaser not later than the date which is five (5) days after the Effective Date a Preliminary Title Report covering the Property together with legible copies of all documents affecting title referenced therein (collectively, the “Title Commitment”) issued by Stewart Title of California, Inc. (the “Title Insurer”). Additionally, Seller shall not later than the date which is five (5) days after the Effective Date provide Purchaser with the most current survey of the Land in Seller’s possession (the “Survey”), if there is a Survey. Purchaser shall have the right, at its sole expense, to obtain for its own purposes an update to the Survey (the “Updated Survey”) or, if Seller has no survey Purchaser may obtain, at its sole expense, a Survey of the land. Purchaser shall have until the date which is ten (10) business days prior to the Inspection Expiration Date (the “Title Notice Date”) within which to review title to the Property and provide written notice to Seller (the “Title Objection Notice”) of any matters shown by the Preliminary Title Report, Survey or Updated Survey which are not satisfactory to Purchaser (herein collectively called the “Title Objections”). Seller then shall have a period of five (5) business days following Seller’s receipt of the Title Objection Notice (the “Cure Notice Date”), to notify Purchaser if it will cure or attempt to cure Purchaser’s Title Objections. In the event Seller notifies Purchaser that Seller will cure or attempt to cure any Title Objections, Seller shall be obligated to cure such matters on or prior to the Closing Date. Seller’s failure to notify Purchaser of Seller’s election to cure any Title Objections on or prior to the Cure Notice Date shall be deemed Seller’s notice to Purchaser that Seller is unwilling to cure such matters. Purchaser’s sole right with respect to any Title Objection which Seller is unwilling to cure shall be to elect, within five (5) business days following the Cure Notice Date (the “Purchaser Response Date”), to terminate this Agreement and to receive a refund of the Deposit by providing written notice of such termination to Seller and Title Company not later than the Purchaser Response Date; failing which, Purchaser shall be deemed to have waived any Title Objections which Seller declined or is deemed to have declined to cure and elected to proceed to Closing. All matters shown on the Preliminary Title Report and/or the Survey (if any), with respect to which Purchaser fails to make a Title Objection, or with respect to which a Title Objection is made but later waived or deemed waived by Purchaser, shall be deemed to be approved by Purchaser and a “Permitted Encumbrance” as provided in Section 3.4 hereof. Notwithstanding the foregoing provisions of this Section 3.2, in the event any mortgage lien, mechanic’s lien or judgment lien affecting the Property appears of record on the Closing Date, Seller agrees to release such liens at Closing or, as to mechanic’s liens or judgment liens, take such other curative action as may enable the Title Company to insure over or otherwise remove such liens from the Title Policy (as defined below), if such liens a) are monetary in nature, b) are of an ascertainable amount, c) are not related to the Loan, and d) do not arise out of the acts or omissions of Purchaser, its agents, employees, contractors and/or subcontractors.

3.3 Contracts.

Subject to the terms hereof, Purchaser shall notify Seller in writing on or prior to the Inspection Expiration Date any contracts relating to the operation of the Property which are identified on Exhibit 1.1.6 attached hereto (the “Service Contracts”) which it elects to assume in connection with its purchase of the Property; provided, however, that Purchaser shall be deemed to have elected to assume any Service Contract which has a termination date after the Closing Date and which cannot be terminated by Seller on thirty (30) days prior notice without the payment of a fee (unless Purchaser agrees to pay such fee). On or prior to the Closing, Seller shall terminate, or deliver written notice terminating, all Contracts which Purchaser has elected not to assume and which Purchaser has not been deemed to have elected to assume hereunder. Seller is not aware of any Service Contracts.

3.4 Permitted Encumbrances.

Unless Purchaser terminates this Agreement pursuant to Sections 3.2 or 3.5 hereof following its opportunity fully to inspect the Property, the state of title thereto and all other matters relating to the Property, including its feasibility for Purchaser’s intended use and its suitability as an investment, Purchaser shall be deemed to have approved and to have agreed to purchase the Property subject to the following:

3.4.1 All exceptions to title shown in the Title Commitment or matters shown on the Survey which Purchaser has approved or is deemed to have approved pursuant to Section 3.2 hereof;

3.4.2 All recorded contracts which Purchaser has approved or is deemed to have approved pursuant to Sections 3.3, 4.3 and 4.4 hereof; and

3.4.3 The lien of non-delinquent real and personal property taxes and assessments.

All of the foregoing are referred to herein collectively as “Permitted Encumbrances.”

3.5 Purchaser’s Approval Right.

Purchaser shall notify Seller in writing, at its sole discretion, of its approval or disapproval of the Property (the “Inspection Notice”) on or prior to February 15, 2014 (the “Inspection Expiration Date”). If Purchaser’s Inspection Notice is timely delivered and unconditionally indicates Purchaser’s approval of the Property, then the transaction contemplated by this Agreement shall proceed in accordance with the terms hereof. If Purchaser fails to timely deliver the Inspection Notice, or if Purchaser’s Inspection Notice does not unconditionally indicate Purchaser’s approval of the Property, the Escrow Agent shall return the Earnest Money Deposit to Purchaser without further instruction from Seller, this Agreement shall immediately terminate, and the rights and obligations of the parties hereunder, other than as are expressly set forth in this Agreement to survive such termination, shall terminate.

3.6 Delivery of Title Policy at Closing.

As a condition to Purchaser’s obligation to close, the Title Company shall deliver to Purchaser at Closing an ALTA Extended Coverage Owner’s Policy of Title Insurance (the “Title Policy”) issued by the Title Company as of the date and time of the recording of the Grant Deed, in the amount of the Purchase Price, insuring Purchaser as the owner of the Property, subject only to the Permitted Encumbrances. The Title Policy may be delivered after the Closing if at the Closing the Title Company is irrevocably committed to issue the Title Policy in the form requested by Purchaser promptly following the Closing. Purchaser may in its discretion request additional title insurance coverage and endorsements at Purchaser’s sole cost. Seller shall deliver evidence of authority and execute at Closing an owner’s affidavit in favor of the Title Company in a form reasonably acceptable to Seller and sufficient to enable the Title Company to issue the Title Policy.

4. SELLER’S COVENANTS FOR PERIOD PRIOR TO CLOSING.

4.1 During the period from the Effective Date until the earlier of (a) the Closing or (b) the termination of this Agreement, Seller shall, in addition to the covenants set forth elsewhere in this Agreement:

4.1.1 Maintain existing insurance coverage for the Property.

4.1.2 Not permit or suffer to exist any new encumbrance, charge or lien to be placed or claimed upon the Property unless such encumbrance, charge or lien has been approved in writing by Purchaser, or unless such encumbrance, charge or lien shall be removed by Seller prior to the Closing.

4.1.3 Not without Purchaser’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed, enter into any new contracts affecting the Property which will survive Closing (or amend any Contracts in any material manner).

4.1.4 Operate and maintain the Property in accordance with Seller’s current, normal business practices such that the Property shall be in substantially the same condition on the Closing Date as on the Effective Date. Purchaser acknowledges that the Property has not been in operation for an extended period of time.

4.1.5 Not sell, mortgage, pledge, hypothecate or otherwise transfer or dispose of all or any part of the Property or any interest therein (except in the ordinary course of business) or initiate, consent to approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of the Property other than such action as is necessary to maintain the Property in compliance with such rules and regulations applicable to all or any part of the Property without Purchaser’s prior written consent which may be withheld in Purchaser’s sole discretion.

4.1.6 Not remove any items of Personal Property owned by Seller and located at or used in connection with the Property from the Property unless such items are replaced with items of equal or greater value or in the event such items are consumable in nature and are actually consumed in the normal course of business.

4.1.7 Comply in all material respects with all laws applicable to the Property, or the use or occupancy thereof, or any operations or activities therein or thereon.

4.1.8 Comply with all existing permits, licenses and approvals required by all applicable environmental laws for the use and occupancy of, and all operations activities on, the Property; provided, however, that Purchaser shall be responsible to pay the costs associated with renewal of the permits, and keep all such permits, licenses and approvals in full force and effect to the extent Purchaser desires.

4.2 Notices.

Seller agrees to promptly provide Purchaser with copies of any notices which Seller receives from and after the Effective Date concerning (i) any proposed or threatened condemnation of the Property, (ii) any alleged violations of the Property with respect to applicable governmental laws or requirements, (iii) any litigation filed or threatened against Seller or the Property, or (iv) any matter that, if not disclosed to Purchaser, would cause any of the representations and warranties of Seller in Section 5.1 herein to be untrue.

4.3 Termination of Employees.

Effective as of the Closing Date, Seller shall terminate all employees who work at the Property. Seller shall be responsible for payment of all salaries, bonuses, other compensation and accrued benefits due to such employees and all employment taxes and other similar amounts due in respect of such employees.

5. REPRESENTATIONS AND WARRANTIES.

5.1 By Seller.

Seller represents and warrants to Purchaser as follows and each of the representations and warranties of Seller contained in this Section 5.1 shall be deemed remade by Seller as of the Closing:

5.1.1 Seller is a Delaware limited liability company duly organized and validly existing under the laws of the State of Delaware, is authorized to do business in the State of California, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any of Seller’s organizational documents.

5.1.2 Performance of this Agreement by Seller will not (i) result in any breach of, or constitute any default under any material agreement to which Seller is a party, or (ii) result in the imposition of any lien or encumbrance upon the Property.

5.1.3 There is no existing or pending litigation with respect to the Property or that would have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby, and, except for pending matters disclosed on the

Preliminary Title Report which must be handled by Seller as provided in Section 3.2 above, no actions, suits, proceedings or claims have been filed or asserted, or to the best of Seller’s knowledge, threatened, which could have a material adverse effect on the Property or Seller’s ability to consummate the transactions contemplated hereby.

5.1.4 To the best of Seller’s knowledge, Seller has not received any written notice of violation of any governmental requirements (including environmental laws) on the Property, which has not been remedied.

5.1.5 To the best of Seller’s knowledge, Seller has not received, with respect to the Property, written notice from any governmental authority regarding any change to the zoning classification, any condemnation proceedings or proceedings to widen or realign any street or highway adjacent to the Property.

5.1.6 Seller is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended (hereinafter, the “Code”).

5.1.7 Except as may be otherwise reflected on the Title Commitment, there are no parties in possession of, or claiming any possession to, any portion of the Land or Improvements.

5.1.8 To the best of Seller’s knowledge, all books and records relating to the operating income and expenses of the Property furnished or made available to Purchaser by Seller are true, correct and complete in all material respects.

5.1.9 Neither Seller or any of its partners or members, officers, directors or, to the best of Seller’s knowledge, any brokers or other agents of same, have engaged in any dealings or transactions, directly or indirectly, (i) in contravention of any U.S., international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. §1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or existing order relating thereto, or (ii) in contravention of executive Order No. 13224 dated September 24, 2001 issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time (“Anti-Terrorism Order”) or on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, Financial Action Task Force, U.S. Office of Foreign Assets Control, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country or organization, all as may be amended from time to time. Neither Seller nor any of its partners or members nor, to the best of Seller’s knowledge, any brokers or other agents of same, (a) are or will be conducting any business or engaging in any transaction with any person appearing on the U.S. Treasury Department’s Office of Foreign Assets Control list of restrictions and prohibited persons or (b) are a person described in Section 1 of the Anti-Terrorism Order, and to the best of Seller’s knowledge neither Seller nor any of its affiliates have engaged in any dealings or transactions with any such person.

5.1.10 No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Seller.

5.2 By Purchaser.

Purchaser represents and warrants to Seller as follows and each of the representations and warranties of Purchaser contained in this Section 5.2 shall be deemed remade by Purchaser as of the Closing:

5.2.1 Purchaser is a California limited liability company duly organized and validly existing under the laws of the State of California, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any of Purchaser’s organizational documents.

5.2.2 No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Purchaser.

5.2.3 Purchaser acknowledges that, on or before the Closing Date, Purchaser will have had sufficient opportunity to inspect the Property fully and completely at its expense in order to ascertain to its satisfaction the extent to which the Property complies with applicable zoning, building, environmental, health and safety and all other laws, codes and regulations.

5.2.4 Neither Purchaser or any of its members or partners nor, to the best of Purchaser’s knowledge, any brokers or other agents of same, have engaged in any dealings or transactions, directly or indirectly, (i) in contravention of any U.S., international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. §1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or existing order relating thereto, or (ii) in contravention of the Anti-Terrorism Order or on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, Financial Action Task Force, U.S. Office of Foreign Assets Control, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country or organization, all as may be amended from time to time. Neither Purchaser nor any of its partners nor, to the best of Purchaser’s knowledge, any brokers or other agents of same, (a) are or will be conducting any business or engaging in any transaction with any person appearing on the U.S. Treasury Department’s Office of Foreign Assets Control list of restrictions and prohibited persons or (b) are a person described in Section 1 of the Anti-Terrorism Order, and to the best of Purchaser’s knowledge neither Purchaser nor any of its affiliates have engaged in any dealings or transactions with any such person.

5.3 Brokers.

Each of Seller and Purchaser represents to the other that it has had no dealings, negotiations, or consultations with any broker, representative, employee, agent or other intermediary in connection with the Agreement or the sale of the Property. Seller and Purchaser agree that each will indemnify, defend and hold the other free and harmless from the claims of any other broker(s), representative(s), employee(s), agent(s) or other intermediary(ies) claiming to have represented it, or otherwise to be entitled to compensation from it, in connection with this Agreement or in connection with the sale of the Property. The terms and provisions of this Section 5.3 shall survive Closing hereunder.

5.4 Survival.

Except as otherwise set forth in this Agreement, all representations and warranties made in Section 5.1 and Section 5.2 herein shall not be impaired by any investigation or other act of Purchaser or Seller and shall not be merged into the documents executed and delivered at Closing, but rather shall survive the Closing for twelve (12) months following the Closing Date. Any claim by one party hereto against the other for the breach of any representation or warranty contained herein not made within the foregoing twelve (12) month period will be forever barred. For matters disclosed to Purchaser in writing, or discovered by Purchaser, prior to Closing, Purchaser’s sole rights and remedies shall be as set forth in Section 10.3.

5.5 Conditions Precedent to Purchaser’s Performance.

Purchaser’s obligation to purchase the Property is subject to the satisfaction or written waiver of all the conditions described below (which are for Purchaser’s benefit), within the time periods specified, or if no time is specified, by the Closing Date:

5.5.1 All representations and warranties by Seller in this Agreement shall be true and correct in all material respects as of the Closing Date.

5.5.2 Seller shall have duly performed all covenants and agreements to be performed by Seller under this Agreement, including, without limitation, the timely delivery of all documents and instruments as required by Section 9.2 hereof.

5.5.3 The Title Insurer shall be irrevocably committed to issue the Title Policy.

Upon the failure of any of the aforesaid conditions precedent without waiver of such conditions by Purchaser, Purchaser may terminate this Agreement, in which event Escrow Agent shall return the Deposit to Purchaser without further instruction from Seller, and the parties shall have no further obligations to the other. However, if Seller causes a condition under Section 5.5.1 or 5.5.2 to not be satisfied or performed by Seller as required by this Agreement, failure to perform or satisfy such condition shall constitute a default by Seller, and Purchaser shall have the rights provided in herein as applicable.

6. COSTS AND PRORATIONS.

6.1 Purchaser’s Costs.

Purchaser shall pay the following costs of closing this transaction:

6.1.1 The fees and disbursements of its counsel and any other consultants engaged by Purchaser, if any.

6.1.2 All title insurance costs and/or premiums relating to endorsements to the Title Policy requested by Purchaser.

6.1.3 One-half of any escrow fees.

6.1.4 All sales or use taxes relating to the transfer of personal property to Purchaser.

6.1.5 Any other expense(s) incurred by Purchaser or its representative(s) in inspecting or evaluating the Property or closing this transaction.

6.2 Seller’s Costs.

Seller shall pay the following costs of closing this transaction:

6.2.1 The fees and disbursements of Seller’s counsel.

6.2.2 All title insurance costs and/or premiums for the Title Policy.

6.2.3 All Documentary Stamp Taxes.

6.2.4 One-half of any escrow fees.

6.2.5 All recording fees relating to the Grant Deed.

6.2.6 All revenue stamps, city and county real estate transfer taxes and fees due in connection with the sale of the Property.

6.3 Prorations.

All prorations and adjustments shall be made as of the Closing Date and Purchaser shall be deemed the owner of the Property on the Closing Date for proration purposes unless otherwise mutually agreed to by the parties. Prorations shall be based upon a 365-day year and/or the actual number of days in the month as applicable. Except as otherwise provided below, any proration which must be estimated at Closing, and any erroneous prorations or omitted prorations, shall be reprorated and finally adjusted as soon as practicable but in no event later than ninety (90) days after the Closing Date, with any refunds payable to Seller or Purchaser to be made as soon as practicable; otherwise, all prorations shall be final. The provisions of this Section 6.3 shall survive the Closing.

6.3.1 Purchaser shall secure its own casualty insurance effective as of the Closing Date, and Seller shall be entitled to any unearned premium of any existing policy of Seller as of the Closing Date.

6.3.2 Seller shall use commercially reasonable efforts to obtain final meter readings and final billings as of the Closing Date for all utilities serving the Real Property and Improvements and paid by Seller. Water, electric, telephone and all other utility and fuel charges shall be prorated ratably on the basis of the last ascertainable bills (and reprorated in accordance herewith upon receipt of the actual bills and invoices) unless final meter readings and final billing can be obtained. Seller shall also be entitled to pursue and retain any applicable refunds of security deposits paid by or on behalf of Seller to any utility companies. Purchaser shall be solely responsible for making any deposits and arrangements required for utilities and other services to continue to serve the Property after the Closing.

6.3.3 All real estate taxes and all other public or governmental charges and public or private assessments against the Land, Improvements and Personal Property, which are or may be payable on an annual basis (including metropolitan district, sanitary commission, benefit charges, liens or encumbrances for sewer, water, drainage or other public improvements whether completed or commenced on or prior to the date hereof or subsequent thereto, shall be adjusted and prorated on a calendar year basis between the parties as of midnight on the day of Closing and shall thereafter be assumed and paid by Purchaser, whether or not assessments have been levied as of the date of Closing based on the most current assessments and tax rates available, taking into account the maximum available discounts and any and all other exemptions available. Any tax proration based on a prior year’s assessment and tax rate shall be subsequently re-adjusted upon receipt of the appropriate statement at the request of either party made no later than the end of the calendar year of Closing.

6.3.4 All costs and expenses of maintaining and operating the Property which have accrued (or which have been incurred but for which bills have not yet been issued) as of the Closing Date shall be the responsibility of Seller. All costs and expenses of maintaining and operating the Property which accrue after and are attributable to periods after the Closing Date shall be paid by Purchaser. All prepaid costs and expenses of operating the Property which have accrued as of the Closing Date, but which are allocable to the operation of the Property after the Closing Date, shall be adjusted as a credit for the Seller as of the Closing Date.

7. DAMAGE, DESTRUCTION OR CONDEMNATION.

7.1 Material Event.

If, prior to Closing, as a result of casualty or taking, or threatened taking, under the power of eminent domain, (i) the buildings are damaged and the cost of repair exceeds Three Hundred Thousand Dollars ($300,000) (as reasonably determined by Seller and its contractors in consultation with Purchaser), (ii) access to the Property is (or will be) materially and permanently diminished, (iii) the value of any property taken or threatened to be taken under the power of eminent domain exceeds Three Hundred Thousand Dollars ($300,000), or (iv) there is an uninsured casualty exceeding Three Hundred Thousand Dollars ($300,000), and for which Purchaser will not receive at Closing, at Seller’s election, a credit in such amount (any such event being herein called a “Material Event”), Purchaser may elect to terminate this Agreement by giving written notice of its election to Seller within fifteen (15) days after receiving notice of such destruction or taking. If Purchaser does not give such written notice within such fifteen (15) day period, this transaction shall be consummated on the date and at the Purchase Price provided for in Section 2, and Seller will assign to Purchaser the physical damage proceeds of any insurance policy(ies) payable to Seller, or Seller’s portion of any condemnation award, in both cases, up to the amount of the Purchase Price, and, if an insured casualty, pay to Purchaser the amount of any deductible but not to exceed the amount of the loss, and pay to Purchaser the amount of any uninsured casualty up to $300,000.

7.2 Immaterial Event.

If, prior to Closing, the Property is subject to a casualty or a condemnation event that is not a Material Event, Purchaser shall close this transaction on the date and at the Purchase Price agreed upon in Section 2, and Seller will assign to Purchaser the physical damage proceeds of any insurance policies payable to Seller, or Seller’s rights to any portion of any condemnation award, in both cases, up to the amount of the Purchase Price and, if an insured casualty, pay to Purchaser the amount of any deductible but not to exceed the amount of the loss, and pay to Purchaser the amount of any uninsured casualty up to $300,000.

7.3 Termination and Return of Deposit.

If Purchaser elects to terminate this Agreement pursuant to this Section 7, the Escrow Agent shall promptly return the Deposit to Purchaser without further instruction from Seller, and neither party shall have any further liability hereunder.

8. NOTICES.

Any notice required or permitted to be given hereunder shall be deemed to be given when hand delivered or one (1) business day after pickup by a national overnight express service such as Federal Express, or on the date given if given by facsimile or electronic mail (provided such facsimile or electronic mail transmission is followed up by an overnight courier delivery on the next business day), in either case addressed to the parties at their respective addresses as either party may from time to time designate by giving notice in writing to the other party. Effective notice will be deemed given only as provided above. Any notice may be given by a party’s counsel on behalf of such party.

9. CLOSING AND ESCROW.

9.1 Escrow Instructions.

Upon execution of this Agreement, the parties shall deliver an executed counterpart of this Agreement to the Escrow Agent to serve as the instructions to the Escrow Agent as the escrow holder for consummation of the transaction contemplated herein. Seller and Purchaser agree to execute such additional and supplementary escrow instructions as may be reasonable and appropriate to enable the Escrow Agent and Title Company to comply with the terms of this Agreement; provided, however that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of the Agreement shall prevail.

9.2 Seller’s Deliveries.

Seller shall cause the following to be delivered to Purchaser at the Closing (or make such items available to Purchaser at the Property, as noted below):

9.2.1 A Grant Deed to the Property, in the form attached hereto as Exhibit 9.2.1, subject only to the Permitted Encumbrances and other matters subsequently approved in writing by Purchaser or Purchaser’s counsel duly executed by Seller and acknowledged.

9.2.2 A Bill of Sale in the form attached hereto as Exhibit 9.2.2 conveying the Personal Property and the Intangible Property, duly executed by Seller.

9.2.3 An assignment of contracts, if any, to Purchaser by way of an Assignment and Assumption of Contracts agreement, in the form attached hereto as Exhibit 9.2.3, duly executed by Seller.

9.2.4 All books and records at the Property held by or for the account of Seller, including, without limitation, plans and specifications and other items comprising the Intangible Property in Seller’s possession or under its control (to be delivered at the Property).

9.2.5 An affidavit pursuant to the Foreign Investment and Real Property Tax Act in the form attached hereto as Exhibit 9.2.5 duly executed by Seller.

9.2.6 A certificate restating Seller’s representations and warranties herein contained as being true and correct in all material respects, as of the Closing Date.

9.2.7 All keys to the Improvements which Seller or Seller’s agents have in their possession.

9.2.8 Any additional documents as may be required or necessary to effectuate the transaction contemplated herein or as may be required by the Title Company to issue the Title Policy.

9.3 Purchaser’s Deliveries.

At the Closing, Purchaser shall (i) pay Seller the Purchase Price, plus or minus prorations and adjustments as herein provided; (ii) duly execute and cause to be delivered to Seller the documents referred to in Sections 9.2.3(iii) and 9.2.4(ii); and (iii) duly execute and acknowledge, if appropriate, such other documents as may be reasonably required by the Escrow Agent or Title Company.

9.4 Possession.

Purchaser shall be entitled to possession of the Property upon conclusion of the Closing.

10. DEFAULT; FAILURE OF CONDITION.

10.1 Purchaser Default.

IF THE CLOSING FAILS TO OCCUR DUE TO PURCHASER’S DEFAULT UNDER THIS AGREEMENT, SELLER, AS ITS SOLE AND EXCLUSIVE REMEDY, SHALL BE ENTITLED TO RETAIN THE DEPOSIT AS “LIQUIDATED DAMAGES”. SELLER AND PURCHASER AGREE THAT BASED UPON THE CIRCUMSTANCES NOW EXISTING, KNOWN AND UNKNOWN, IT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICAL TO ASCERTAIN SELLER’S DAMAGES BY REASON OF SUCH DEFAULT. PURCHASER AND SELLER WISH TO AVOID THE COSTS AND LENGTHY DELAYS WHICH WOULD RESULT IF SELLER FILED A LAWSUIT TO COLLECT ITS DAMAGES FOR A BREACH OF THIS AGREEMENT. THEREFORE, IF CLOSING FAILS TO OCCUR DUE TO A DEFAULT UNDER THIS AGREEMENT BY PURCHASER, AS SELLER’S SOLE AND EXCLUSIVE REMEDY, THE DEPOSIT SHALL BE RELEASED TO SELLER AS LIQUIDATED DAMAGES, AND BOTH PARTIES SHALL BE RELIEVED OF AND RELEASED FROM ANY FURTHER LIABILITY HEREUNDER EXCEPT FOR THE OBLIGATIONS WHICH EXPRESSLY SURVIVE TERMINATION OF THIS AGREEMENT AS PROVIDED HEREIN (THE “SURVIVING OBLIGATIONS”) AND THE PARTIES RIGHTS UNDER SECTION 11.8. SUCH RETENTION OF THE DEPOSIT BY SELLER SHALL BE IN LIEU OF ANY OTHER RELIEF TO WHICH SELLER MIGHT BE ENTITLED BY VIRTUE OF PURCHASER’S FAILURE TO PURCHASE THE PROPERTY AND SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY FOR PURCHASER’S BREACH OF THIS AGREEMENT. SUCH RETENTION OF THE DEPOSIT BY SELLER IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER AND SHALL NOT BE DEEMED TO CONSTITUTE A FORFEITURE OR PENALTY. OTHER THAN THE SPECIFIC REMEDY EXPRESSLY SET FORTH IN THIS SECTION 10.1, SELLER HEREBY WAIVES ANY AND ALL RIGHT AND REMEDY, AT LAW OR IN EQUITY, TO WHICH SELLER MAY OTHERWISE HAVE BEEN ENTITLED BY REASON OF PURCHASER’S DEFAULT, INCLUDING ANY RIGHT IN EQUITY TO SEEK SPECIFIC PERFORMANCE OF THIS AGREEMENT BY PURCHASER AND ANY RIGHT AT LAW TO SEEK DAMAGES FROM PURCHASER.

Seller’s initials	Purchaser’s initials

10.2 Seller Default.

THE PARTIES HAVE DISCUSSED AND NEGOTIATED IN GOOD FAITH UPON THE QUESTION OF DAMAGES TO BE SUFFERED BY PURCHASER IN THE EVENT THAT PURCHASER IS NOT IN MATERIAL DEFAULT HEREUNDER AND SELLER BREACHES THIS AGREEMENT AND FAILS TO SELL THE PROPERTY TO PURCHASER IN ACCORDANCE WITH THE TERMS HEREOF. BOTH PARTIES ACKNOWLEDGE AND AGREE THAT DAMAGES PURCHASER WOULD SUSTAIN AS A RESULT OF SUCH A BREACH WILL BE EXTREMELY DIFFICULT AND IMPRACTICAL TO ASCERTAIN. ACCORDINGLY, THE PARTIES HEREBY AGREE THAT PURCHASER’S SOLE AND EXCLUSIVE REMEDY IN SUCH CASE SHALL BE TO EITHER: (I) COMMENCE AN ACTION FOR SPECIFIC PERFORMANCE UNDER THIS AGREEMENT, BUT NOT FOR DAMAGES OF ANY KIND, AND RECOVER ITS ATTORNEYS FEES INCURRED IN CONNECTION THEREWITH, OR (II) TERMINATE THIS AGREEMENT AND RECEIVE BACK THE DEPOSIT AND SELLER SHALL REIMBURSE PURCHASER FOR PURCHASER’S ACTUAL DOCUMENTED OUT OF POCKET EXPENSES PAID TO UNAFFILIATED THIRD PARTIES IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREIN (COLLECTIVELY, “TRANSACTION EXPENSES”) AND, IF THE CLOSING FAILS TO OCCUR BY REASON OF SELLER HAVING TRANSFERRED THE PROPERTY TO A THIRD PARTY, PURCHASER SHALL ALSO BE ENTITLED TO RECEIVE FROM SELLER AN AMOUNT EQUAL TO THE DIFFERENCE BETWEEN THE SALES PRICE RECEIVED BY SELLER AS CONSIDERATION FOR THAT THIRD-PARTY TRANSFER AND THE PURCHASE PRICE UNDER THIS AGREEMENT. PURCHASER SHALL HAVE NO OTHER REMEDY IN THE EVENT OF SELLER’S BREACH OF THIS AGREEMENT PRIOR TO THE CLOSING AND PURCHASER HEREBY WAIVES ANY RIGHTS IT MAY OTHERWISE HAVE TO SEEK OTHER REMEDIES. AS A CONDITION PRECEDENT TO PURCHASER EXERCISING ANY RIGHT IT MAY HAVE TO BRING AN ACTION FOR SPECIFIC PERFORMANCE HEREUNDER, PURCHASER MUST COMMENCE SUCH AN ACTION WITHIN SIXTY (60) DAYS AFTER THE FAILURE OF THE CLOSING TO OCCUR ON THE DATE SCHEDULED THEREFOR. PURCHASER AGREES THAT ITS FAILURE TO TIMELY COMMENCE SUCH AN ACTION FOR SPECIFIC PERFORMANCE WITHIN SUCH SIXTY (60) DAY PERIOD SHALL BE DEEMED A WAIVER BY IT OF ITS RIGHT TO COMMENCE AN ACTION FOR SPECIFIC PERFORMANCE AS WELL AS A WAIVER BY IT OF ANY RIGHT IT MAY HAVE TO FILE OR RECORD A NOTICE OF LIS PENDENS OR NOTICE OF PENDENCY OF ACTION OR SIMILAR NOTICE AGAINST ANY PORTION OF THE PROPERTY.

Purchaser’s Initials	Seller’s Initials

10.3 Failure of Condition.

(a) Except in those instances where this Agreement automatically terminates by its terms, if any condition is not satisfied or waived within the time period and in the manner set forth in this Agreement, then the party for whose benefit the condition exists may terminate this Agreement by delivering written notice to the other party and to the Escrow Agent after the end of the applicable time period but prior to the Closing.

(b) If this Agreement terminates (or is properly terminated by either party) as specifically provided by its terms, then each of the following shall occur: this Agreement shall be deemed automatically canceled regardless of whether cancellation instructions are signed; and, except as provided to the contrary in Section 10.1 hereof (concerning Seller’s right to retain the Deposit as liquidated damages), the Escrow Agent shall without further instruction from any party return all funds (including, without limitation, the Deposit to Purchaser) and documents then held by the Escrow Agent to the party depositing the same, and neither party shall have any claim against the other by reason of this Agreement (other than as specifically set forth below or as provided by law for breach of this Agreement, subject to Section 10.1 hereof).

11. MISCELLANEOUS.

11.1 Entire Agreement.

This Agreement, together with the Exhibits attached hereto, all of which are incorporated by reference, is the entire agreement between the parties with respect to the subject matter hereof, and no alteration, modification or interpretation hereof shall be binding unless in writing and signed by both parties.

11.2 Severability.

If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

11.3 Applicable Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of California.

11.4 Assignability.

Purchaser may assign this Agreement without first obtaining Seller’s written consent. No assignment shall release the Purchaser herein named from any obligation or liability accruing under this Agreement prior to Closing; provided, however, that any assignment of this Agreement by the Purchaser herein named shall release the Purchaser herein named from any obligation or liability accruing from and after Closing. Any assignee shall be deemed to have made any and all representations and warranties made by Purchaser hereunder, as if the assignee were the original signatory hereto.

11.5 Successors Bound.

This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and permitted assigns.

11.6 No Public Disclosure.

Except for such disclosures as may be required by law for public filings or as may be otherwise expressly permitted by the terms of this Agreement (including the disclosures permitted under Section 3.1.4 hereof), Purchaser shall make no public disclosure of the terms of this transaction before Closing, without the prior written consent of Seller, except that Purchaser may discuss the transaction in confidence with its consultants, agents, attorneys, lenders, and others involved in effectuating the transaction contemplated herein.

11.7 Captions.

The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions.

11.8 Attorneys’ Fees.

In the event of any controversy, claim, dispute, arbitration, or litigation between the parties hereto to enforce or interpret any of the provisions of this Agreement or any right of either party hereto, the non-prevailing party to such controversy, claim, dispute, arbitration or litigation agrees to pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees and costs, court or dispute resolution costs, arbitrator’s, mediator’s, consultant’s and expert witness’ fees and costs incurred by the prevailing party, including, without limitation, fees incurred during trial or resolution of any action or dispute and any fees incurred as a result of an appeal from a judgment entered in any such matter. A prevailing party shall include without limitation (a) a party who dismisses an action in exchange for sums due, (b) the party who receives performance from the other party of an alleged breach of covenant or a desired remedy where such performance is substantially equal to the relief sought in an action, or (c) the party determined to be the prevailing party by a court of law. The terms of this Section 11.8 shall survive the Closing or termination of this Agreement.

11.9 No Partnership.

Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest.

11.10 Time of Essence.

Time is of the essence in this Agreement.

11.11 Counterparts.

This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. Signature pages delivered via facsimile or other electronic means shall be effective for purposes of this paragraph.

11.12 Recordation.

Purchaser and Seller agree not to record this Agreement or any memorandum hereof.

11.13 Tax Protest.

If, as a result of any tax protest or otherwise, any refund is paid or reduction of any real property or other tax or assessment is made available relating to the Property with respect to any period for which, under the terms of this Agreement, Seller is responsible, Seller shall be entitled to receive or retain such refund or the benefit of such reduction, less the equitable prorated costs of collection.

11.14 Calculation of Time Periods.

Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The last day of any period of time described herein shall be deemed to end at 6:00 p.m. Pacific time.

11.15 No Third Party Beneficiaries.

This Agreement is for the sole and exclusive benefit of Purchaser and Seller, and their respective successors and assigns, and no third parties are intended to or shall have any rights under this Agreement, including, without limitation, any brokers.

11.16 Radon Gas. RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN CALIFORNIA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT.

IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement on the date set forth below, effective as of the Effective Date.

SELLER:

GreenHunter Mesquite Lake, LLC,
Date: February 19, 2014	a Delaware limited liability company

	By:	/s/ Morgan F. Johnston, Sr.
Morgan F. Johnston, Sr. Vice President, General Counsel and Secretary

PURCHASER:	ML Energy Park, LLC, a California limited liability company

Date: February 19, 2014

	By:	/s/ Rodney Williams
Rodney Williams, Member

	By:	Tehachapi LLC, (Member) a California limited liability company

By: /s/ Barbara Teets
Barbara Teets, Manager

An original, fully executed copy of this Agreement, together with the Deposit, has been received by the undersigned Escrow Agent, and by execution hereof the Escrow Agent hereby covenants and agrees to be bound by the terms of this Agreement and act in strict accordance with the terms hereof.

Stewart Title of California, Inc.

By:
Name:
Title:

EXHIBIT 1.1.1

LEGAL DESCRIPTION

PARCEL A:

THAT PORTION OF TRACT 181, TOWNSHIP 14 SOUTH, RANGE 14 EAST, S.B.M., IN AN UNINCORPORATED AREA OF THE COUNTY OF IMPERIAL, STATE OF CALIFORNIA, ACCORDING TO THE OFFICIAL PLAT THEREOF.

SHOWN AND DESIGNATED AS PARCEL 1, ON PARCEL MAP NO. 02341 ON FILE IN BOOK 11, PAGE 57, OF PARCEL MAPS IN THE OFFICE OF THE COUNTY RECORDER OF IMPERIAL COUNTY.

EXCEPTING THEREFROM A ONE-FOURTH (1/4TH) INTEREST IN THE OIL, GAS, HYDROCARBON SUBSTANCES, AND MINERALS, INCLUDING BUT NOT LIMITED TO HOT WATER, STEAM, THERMAL ENERGY, AND EXTRACTABLE MINERALS IN AND UNDER THE REAL PROPERTY DESCRIBED ABOVE. HOT WATER, STEAM, AND THERMAL ENERGY INCLUDES AND MEANS NATURAL, GEOTHERMAL WATER AND/OR STEAM. THE NATURAL HEATS OF THE EARTH AND THE ENERGY PRESENT IN, RESULTING FROM, OR CREATED BY, OR WHICH MAY BE EXTRACTED FROM THE NATURAL HEAT OF THE EARTH, OR HEAT PRESENT BELOW THE SURFACE OF THE EARTH IN WHATEVER FORM SUCH HEAT OR ENERGY OCCURS. EXTRACTABLE MINERALS INCLUDES AND MEANS MINERALS IN SOLUTION IN ANY WELL EFFLUENCE, ALL MINERALS AND GASES PRODUCED FROM ANY WELL OR WELLS ON THE HEREIN DESCRIBED LAND OR BY CONDENSING STEAM OR PROCESSING WATER PRODUCED FROM THE EFFLUENCE OF ANY SUCH WELL OF WELLS, AND ANY WATER PRODUCED ANY WATER PRODUCED FROM CONDENSATION OF STEAM, AS GRANTED TO JOE OMLIN AND PATRICIA OMLIN, HUSBAND AND WIFE, BY DEED DATED JULY 1, 1984, AND RECORDED DECEMBER 12, 1985 AS DOCUMENT NO. 9, IN BOOK 1551, PAGE 696.

NOTE: THE USE AND OCCUPANCY OF THE SURFACE FOR A DISTANCE OF NOT MORE THAN 500 FEET IN DEPTH WAS QUITCLAIMED TO MESQUITE LAKE ASSOCIATES, LTD., A CALIF. LIMITED PARTNERSHIP, SHOWN IN DOCUMENT NO. 12, BOOK 1551, PAGE 705 OF OFFICIAL RECORDS.

ALSO EXCEPTING THEREFROM ALL REMAINING MINERALS OF WHATEVER KIND OR NATURE LOCATED IN OR UNDER SAID LAND BELOW A DEPTH OF 500 FEET FROM THE SURFACE, INCLUDING BUT NOT LIMITED TO ANY OIL, GAS OR OTHER HYDROCARBON SUBSTANCES AND HOT WATER, STEAM AND THERMAL ENERGY, GEOTHERMAL WATER AND/OR STEAM NATRUAL HEAT OF THE EARTH AND THE ENERGY PRESENT IN, RESULTING FROM OR CREATED BY, OR WHICH MAY BE EXTRACTED FROM THE NATRUAL HEAT OF THE EARTH OR THE HEAT PRESENT BELOW THE SURFACE OF THE EARTH IN WHATEVER FORM SUCH HEAT OR ENERGY OCCURS, TOGETHER WITH ANY EXTRACTABLE MINERALS INCLUDING MINERALS IN SOLUTION FROM ANY WELL OR EFFLUENCE, AND ALL MINERALS

Exhibit 1.1.1 - Page 1

AND GASES PRODUCED FROM OR BY MEANS OF ANY WELL OR WELLS ON THE LEASED LAND, OR OTHERWISE OR BY MEANS OF CONDENSING STEAM OR PROCESSING WATER PRODUCED FROM, OR THE EFFLUENCE FROM ANY SUCH WELL OR WELLS AND WATER PRODUCED OR OBTAINED FROM CONDENSATION OF STEAM ALL WITHOUT RIGHT OF SURFACE ENTRY, AND THE RIGHT TO PRODUCE, EXTRCT, TAKE, REMOVE AND SELL ANY OF SAID SUBSTANCES, PROVIDED, HOWEVER, IF GRANTOR NAMED IN THE DEED IDENTIFIED BELOW AGREES TO LEASE, ENCUMBER OR DISPOSE OF ANY MINERAL INTERST RETAINED BY GRANTOR TO ANY PERSON THAT THE SURFACE RIGHT CONVEYED, OR OTHERWISE PROVIDED, TO ANY SUCH LEASE OR OTHER TRANSFEREE, IF ANY, SHALL EXPRESSLY EXCLUDE ANY USE OF THE SURFACE ON THE PROPERTY, AS RESERVED BY ROBERT MARTIN AND PATRICIA MARTIN, HUSBAND AND WIFE AS JOINT TENANTS, AS TO AN UNDIVIDED  1⁄2 INTERST AND CENTRAL VALLEY CO., INC., A CALIFORNIA CORPORATION AS TO AN UNDIVIDED  1⁄2 IN DEED RECORDED DECEMBER 12, 1985 AS DOCUMENT NO. 11 IN BOOK 1551, PAGE 702, OF OFFICIAL RECORDS.

ALSO EXCEPTING THEREFROM ANY HOUSE TRAILER OR MOBILE HOME SITUATED ON SAID LAND.

PARCEL B:

EASEMENT FOR DRAINAGE AS CONTAINED IN GRANT DEED FROM NEW CHARLESTON POWER TO GRANITE CONSTRUCTION, RECORDED MARCH 22, 2001 AS FILE NO. 0106110, OVER PARCEL 2 ON PARCEL MAP NO. 02341 ON FILE IN BOOK 11, PAGE 57 OF SAID PARCEL MAPS.

A.P.N. 040-370-011-000

Exhibit 1.1.1 - Page 2

EXHIBIT 1.1.3

INVENTORY OF PERSONAL PROPERTY

Personal Property Inventory

Exhibit 1.1.3 - Page 1

EXHIBIT 9.2.1

FORM OF GRANT DEED

THIS INSTRUMENT WAS PREPARED BY

AND RETURN TO:

Edward C. Muns, Esq.

The Muns Law Firm, APC

2241 Kettner Boulevard, Suite 200

San Diego, California 92101-1769

GRANT DEED

THE UNDERSIGNED GRANTOR DECLARES

DOCUMENTARY TRANSFER TAX IS $

Unincorporated area in the City of Brawley, County of Imperial,

Assessor’s Parcel No. 040-370-011-000

Computed on the full value or property conveyed.

FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged,

GreenHunter Mesquite Lake, LLC, a Delaware limited liability company, whose mailing address is 1048 Texan Trail, Grapevine, Texas 76051, as “GRANTOR,” hereby grants to

ML Energy Park, LLC, a California limited liability company, whose mailing address is 1672 Main St., #E-364, Ramona, California 92065, as “GRANTEE,”

the following described real property in the City of Brawley, County of Imperial, State of California, more particularly described as follows:

SEE EXHIBIT “A” ATTACHED HERETO AND INCORPORATED HEREIN FOR LEGAL DESCRIPTION OF THE REAL PROPERTY.

Dated: , 2015	GreenHunter Mesquite Lake, LLC, a Delaware limited liability company

By:
Morgan F. Johnston,
Sr. Vice President, General Counsel
and Secretary

Exhibit 9.2.1 - Page 1

STATE OF TEXAS	)
) ss.
COUNTY OF TARRANT	)

On             , 2015, before me,             , Notary Public, personally appeared MORGAN F. JOHNSTON, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal

Notary Public

Exhibit 9.2.1 - Page 2

EXHIBIT “A”

LEGAL DESCRIPTION OF PROPERTY

PARCEL A:

THAT PORTION OF TRACT 181, TOWNSHIP 14 SOUTH, RANGE 14 EAST, S.B.M., IN AN UNINCORPORATED AREA OF THE COUNTY OF IMPERIAL, STATE OF CALIFORNIA, ACCORDING TO THE OFFICIAL PLAT THEREOF.

SHOWN AND DESIGNATED AS PARCEL 1, ON PARCEL MAP NO. 02341 ON FILE IN BOOK 11, PAGE 57, OF PARCEL MAPS IN THE OFFICE OF THE COUNTY RECORDER OF IMPERIAL COUNTY.

EXCEPTING THEREFROM A ONE-FOURTH (1/4TH) INTEREST IN THE OIL, GAS, HYDROCARBON SUBSTANCES, AND MINERALS, INCLUDING BUT NOT LIMITED TO HOT WATER, STEAM, THERMAL ENERGY, AND EXTRACTABLE MINERALS IN AND UNDER THE REAL PROPERTY DESCRIBED ABOVE. HOT WATER, STEAM, AND THERMAL ENERGY INCLUDES AND MEANS NATURAL, GEOTHERMAL WATER AND/OR STEAM. THE NATURAL HEATS OF THE EARTH AND THE ENERGY PRESENT IN, RESULTING FROM, OR CREATED BY, OR WHICH MAY BE EXTRACTED FROM THE NATURAL HEAT OF THE EARTH, OR HEAT PRESENT BELOW THE SURFACE OF THE EARTH IN WHATEVER FORM SUCH HEAT OR ENERGY OCCURS. EXTRACTABLE MINERALS INCLUDES AND MEANS MINERALS IN SOLUTION IN ANY WELL EFFLUENCE, ALL MINERALS AND GASES PRODUCED FROM ANY WELL OR WELLS ON THE HEREIN DESCRIBED LAND OR BY CONDENSING STEAM OR PROCESSING WATER PRODUCED FROM THE EFFLUENCE OF ANY SUCH WELL OF WELLS, AND ANY WATER PRODUCED ANY WATER PRODUCED FROM CONDENSATION OF STEAM, AS GRANTED TO JOE OMLIN AND PATRICIA OMLIN, HUSBAND AND WIFE, BY DEED DATED JULY 1, 1984, AND RECORDED DECEMBER 12, 1985 AS DOCUMENT NO. 9, IN BOOK 1551, PAGE 696.

NOTE: THE USE AND OCCUPANCY OF THE SURFACE FOR A DISTANCE OF NOT MORE THAN 500 FEET IN DEPTH WAS QUITCLAIMED TO MESQUITE LAKE ASSOCIATES, LTD., A CALIF. LIMITED PARTNERSHIP, SHOWN IN DOCUMENT NO. 12, BOOK 1551, PAGE 705 OF OFFICIAL RECORDS.

ALSO EXCEPTING THEREFROM ALL REMAINING MINERALS OF WHATEVER KIND OR NATURE LOCATED IN OR UNDER SAID LAND BELOW A DEPTH OF 500 FEET FROM THE SURFACE, INCLUDING BUT NOT LIMITED TO ANY OIL, GAS OR OTHER HYDROCARBON SUBSTANCES AND HOT WATER, STEAM AND THERMAL ENERGY, GEOTHERMAL WATER AND/OR STEAM NATRUAL HEAT OF THE EARTH AND THE ENERGY PRESENT IN, RESULTING FROM OR CREATED BY, OR WHICH MAY BE EXTRACTED FROM THE NATRUAL HEAT OF THE EARTH OR THE HEAT PRESENT BELOW THE SURFACE OF THE EARTH IN WHATEVER FORM SUCH HEAT OR ENERGY OCCURS, TOGETHER WITH ANY EXTRACTABLE MINERALS INCLUDING

Exhibit 9.2.1 - Page 3

MINERALS IN SOLUTION FROM ANY WELL OR EFFLUENCE, AND ALL MINERALS AND GASES PRODUCED FROM OR BY MEANS OF ANY WELL OR WELLS ON THE LEASED LAND, OR OTHERWISE OR BY MEANS OF CONDENSING STEAM OR PROCESSING WATER PRODUCED FROM, OR THE EFFLUENCE FROM ANY SUCH WELL OR WELLS AND WATER PRODUCED OR OBTAINED FROM CONDENSATION OF STEAM ALL WITHOUT RIGHT OF SURFACE ENTRY, AND THE RIGHT TO PRODUCE, EXTRCT, TAKE, REMOVE AND SELL ANY OF SAID SUBSTANCES, PROVIDED, HOWEVER, IF GRANTOR NAMED IN THE DEED IDENTIFIED BELOW AGREES TO LEASE, ENCUMBER OR DISPOSE OF ANY MINERAL INTERST RETAINED BY GRANTOR TO ANY PERSON THAT THE SURFACE RIGHT CONVEYED, OR OTHERWISE PROVIDED, TO ANY SUCH LEASE OR OTHER TRANSFEREE, IF ANY, SHALL EXPRESSLY EXCLUDE ANY USE OF THE SURFACE ON THE PROPERTY, AS RESERVED BY ROBERT MARTIN AND PATRICIA MARTIN, HUSBAND AND WIFE AS JOINT TENANTS, AS TO AN UNDIVIDED  1⁄2 INTERST AND CENTRAL VALLEY CO., INC., A CALIFORNIA CORPORATION AS TO AN UNDIVIDED  1⁄2 IN DEED RECORDED DECEMBER 12, 1985 AS DOCUMENT NO. 11 IN BOOK 1551, PAGE 702, OF OFFICIAL RECORDS.

ALSO EXCEPTING THEREFROM ANY HOUSE TRAILER OR MOBILE HOME SITUATED ON SAID LAND.

PARCEL B:

EASEMENT FOR DRAINAGE AS CONTAINED IN GRANT DEED FROM NEW CHARLESTON POWER TO GRANITE CONSTRUCTION, RECORDED MARCH 22, 2001 AS FILE NO. 0106110, OVER PARCEL 2 ON PARCEL MAP NO. 02341 ON FILE IN BOOK 11, PAGE 57 OF SAID PARCEL MAPS.

A.P.N. 040-370-011-000

Exhibit 9.2.1 - Page 4

EXHIBIT 9.2.2

BILL OF SALE

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GreenHunter Mesquite Lake, LLC, a Delaware limited liability company (the “Seller”), hereby conveys to ML Energy Park, LLC, a California limited liability company (the “Purchaser”), the following relating solely to the real property described on Exhibit A attached hereto (the “Property”) a) all furniture, machinery, apparatus, appliances and equipment and all other personal property used at the Property (the “Personal Property”); b) plans and specifications; c) drawings; d) surveys; e) rights; f) warranties; g) guaranties; h) permits and licenses; i) trademarks; j) copyrights and/or licenses; k) the right to use the name “Mesquite Lake Resource Recovery Plant”; and l) all telephone listings and other items of intangible personal property relating solely to the Property (collectively, the “Assets”).

Seller does hereby covenant with Purchaser that Seller is the lawful owner of such Personal Property, free and clear of all liens, encumbrances, security agreements and financing statements, that such Personal Property is owned and not leased by Seller and that Seller has good right to transfer the same as aforesaid.

Other than the warranty of title set forth above, Seller has not made and does not make any express or implied warranty or representation of any kind whatsoever with respect to the Assets, including, but not limited to: merchantability of the Personal Property or its fitness for any particular purpose; the design or condition of the Personal Property; the quality or capacity of the Personal Property; workmanship or compliance of the Personal Property with the requirements of any law, rule, specification or contract pertaining thereto; or patent infringement or latent defects. Purchaser accepts the Assets on an “AS IS, WHERE IS” basis, and “WITH ALL FAULTS.”

IN WITNESS WHEREOF, Seller has caused this instrument to be executed and delivered as of the             day of             , 2015.

GreenHunter Mesquite Lake, LLC, a Delaware limited liability company

By:
Morgan F. Johnston, Sr. Vice President, General Counsel and Secretary

Exhibit 9.2.2 - Page 1

EXHIBIT 9.2.4

ASSIGNMENT AND ASSUMPTION OF CONTRACTS

This ASSIGNMENT AND ASSUMPTION OF CONTRACTS (this “Assignment”) is made and entered into as of this             day of             , 2015 (the “Closing Date”), by and between GreenHunter Mesquite Lake, LLC, a Delaware limited liability company (“Assignor”), and ML Energy Park, LLC, a California limited liability company (“Assignee”).

RECITALS

WHEREAS, Assignor is a party to each of those agreements, documents or contracts described on Exhibit “A” attached hereto (collectively, the “Contracts”) which relate to that certain improved real property located at 3559 West Highway 111, Brawley, California 92251, and commonly known as Mesquite Lake Resource Recovery Facility (the “Property”); and

WHEREAS, pursuant to that certain Purchase and Sale Agreement dated as of February 19, 2014, as such may have been amended (the “Purchase Agreement”), Assignor has agreed to convey all of its interest in the Property to Assignee, and in connection therewith, Assignor has agreed to assign and Assignee has agreed to assume, the Contracts.

NOW THEREFORE, for valuable consideration, the receipt of which is hereby acknowledged, Assignor and Assignee agree as follows:

1. This Assignment shall be effective for all purposes as of the Closing Date.

2. Assignor does hereby sell, assign, transfer, convey, set over and deliver to Assignee all of Assignor’s right, title and interest in and to the Contracts.

3. Assignor agrees to indemnify and hold Assignee harmless from and against any and all losses, costs, liabilities, damages and expenses, including, without limitation, reasonable attorneys’ fees, accruing on or prior to the Closing Date and arising out of Assignor’s obligations, covenants and duties under the Contracts.

4. Assignee hereby assumes as of the Effective Date all of Assignor’s obligations, covenants and duties under the Contracts accruing and applicable to the period after the Effective Date and agrees to fully perform, observe, satisfy and discharge all of the assumed terms, conditions, obligations and restrictions thereunder accruing and applicable to the period after the Closing Date.

5. Assignee agrees to indemnify and hold Assignor harmless from and against any and all losses, costs, liabilities, damages and expenses including, without limitation, reasonable attorney’s fees, accruing and applicable to the period after the Closing Date and arising out of Assignee’s default under the Contracts.

6. Any payments under the Contracts shall be prorated between the parties as provided in the Purchase and Sale Agreement between Assignor, as Seller, and Assignee, as Purchaser, dated as of February 19, 2014 (the “Purchase Agreement”).

Exhibit 9.2.4 - Page 1

7. If either party hereto fails to perform any of its obligations under this Assignment or if a dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Assignment, and an action is filed, the prevailing party in any such action shall be entitled to recover from the other party, in addition to any other relief that may be granted, its court costs and reasonable attorneys’ fees and disbursements, including such incurred in connection with any appeal.

8. This Assignment may be signed in counterparts and all counterparts so executed shall constitute one contract, binding on all parties hereto, even though all parties are not signatory to the same counterpart.

9. This Assignment shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors in interest and assigns.

10. This Assignment shall be governed by and construed in accordance with the laws of the State of California.

11. Assignor agrees that Assignor will, at the written request of Assignee and at no cost, expense or liability to Assignor, execute and deliver to Assignee all other and further instruments necessary to vest in Assignee any of Assignor’s right, title and interest in or to any of the Contracts.

12. Assignee shall have no personal recourse against any of the past, present or future, direct or indirect, shareholders, limited partners, members, managers, principals, directors, officers, agents, incorporators, affiliates or representatives of Assignor or of any of the assets or property of any of the foregoing other than their interest in insurance proceeds related to the Property and/or proceeds resulting from the sale of the Property for the payment or collection of any amount, judgment, judicial process, arbitral award, fee or cost or for any other obligation or claim arising out of or based upon this Assignment and requiring the payment of money by Assignor.

13. Assignor shall have no personal recourse against any of the past, present or future, direct or indirect, shareholders, partners, members, managers, principals, directors, officers, agents, incorporators, affiliates or representatives of Assignee or of any of the assets or property of any of the foregoing for the payment or collection of any amount, judgment, judicial process, arbitral award, fee or cost or for any other obligation or claim arising out of or based upon this Assignment and requiring the payment of money by Assignee.

REMAINDER OF PAGE IS INTENTIONALLY BLANK

Exhibit 9.2.4 - Page 2

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment effective as of the             day of             , 20    .

ASSIGNOR:

GreenHunter Mesquite Lake, LLC, a Delaware limited liability company

By:
Morgan F. Johnston, Sr. Vice President, General Counsel and Secretary

ASSIGNEE:

ML Energy Park, LLC, a California limited liability company

By:
Rodney Williams, Member

Exhibit 9.2.4 - Page 3

EXHIBIT 9.2.6

AFFIDAVIT PURSUANT TO FOREIGN INVESTMENT

AND REAL PROPERTY TAX ACT

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that the withholding of tax is not required upon the disposition of a U.S. real property interest, the undersigned, GreenHunter Mesquite Lake, LLC, a Delaware limited liability company (“Transferor”), hereby certifies to ML Energy Park, LLC, a California limited liability company (“Transferee”), the following:

1. Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and Income Tax Regulations);

2. Transferor is not a disregarded entity as defined in §1.1445-2(b)(2)(iii) of the Income Tax Regulations;

3. Transferor’s U.S. tax identification number is             ; and

4. Transferor’s address is:   1048 Texan Trail

                                             Grapevine, Texas 76051

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statements contained herein could be punished by fine, imprisonment or both.

Under penalty of perjury, the undersigned declares that it has examined this affidavit and, to the best of its knowledge and belief, it is true, correct and complete, and the undersigned further declares that the person signing below has the authority to sign this document on behalf of Transferor.

GreenHunter Mesquite Lake, LLC,
a Delaware limited liability company

By:
Morgan F. Johnston,
Sr. Vice President, General Counsel and Secretary

Exhibit 9.2.6 - Page 1